Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CF Industries Holdings, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of CF Industries Holdings, Inc. and subsidiaries (the “Company”) of our reports dated February 25, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in CF Industries Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s retrospective adoption of the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810—Consolidation, that pertain to the standard formerly known as Statement of Financial Accounting Standards (SFAS) No. 160—Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 and the provisions of ASC Topic 260—Earnings Per Share, that pertain to the standard formerly known as FSP No. EITF 03-6-1—Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, on January 1, 2009.

/s/ KPMG LLP

Chicago, Illinois

March 2, 2010